Exhibit 99.1

News Release

Contacts:

For Immediate Release	Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600
MEN’S WEARHOUSE PROVIDES SUCCESSION PLAN UPDATE
EWERT TO BECOME CEO JUNE 15, 2011
HOUSTON — April 18, 2011 — Men’s Wearhouse (NYSE: MW), a leading specialty retailer of men’s apparel, announced today that Douglas S. Ewert, the president and chief operating officer of the Company, will succeed George Zimmer, Men’s Wearhouse’s founder and chairman of the board and chief executive officer, as president and chief executive officer of the Company immediately after the Company’s Annual Shareholder Meeting to be held on June 15, 2011. This announcement is consistent with the Company’s succession plan which was previously announced in January 2011. In addition, Ewert has been nominated by the Board to be elected as a director of the Company at the Annual Shareholder Meeting and will be included in the list of nominees in the proxy statement for consideration by the shareholders.
Ewert, age 47, will become the president and chief executive officer and Zimmer, age 62, will continue as executive chairman of the board of directors. As previously disclosed, Zimmer will assist Ewert in matters related to the strategic direction of the Company and he will continue to be involved in the Company’s marketing activities. Zimmer will remain a pivotal architect of the Company’s customer and employee oriented culture. After Ewert’s transition to president and chief executive officer, the chief operating officer position will not be filled.
When Ewert joined Men’s Wearhouse in 1995, the Company operated 278 stores. In 1999, Ewert became vice president of merchandising and, in 2000, senior vice president of merchandising. He was promoted again in 2001 to become executive vice president and general merchandise manager of all retail brands. He was named executive vice president and chief operating officer in 2005, and advanced to president and chief operating officer of the Company in 2008. Prior to Men’s Wearhouse, Ewert was with Macy’s for 10 years, where his final position was Divisional Merchandise Manager, Macy’s West.
Zimmer stated, “Doug and I are extremely pleased with the progress we have made as we transition to his appointment on June 15th. We believe this will continue to be a smooth and seamless process for our employees, customers, suppliers, and shareholders. Doug will continue to foster our Company’s unique culture of customer services. Together over the years we have nourished that culture and our employees have embraced it. It and our employees have and will remain the key ingredients in our future success.”

Ewert concluded, “As I stated in late January, I’m extremely honored and excited to be chosen by the board to lead the next chapter in this Company’s amazing story. I am looking forward to continuing to work closely with George and our outstanding leadership team for many more years to come.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,192 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.
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